Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

July 29, 2021

argenx SE

Willemstraat 5

4811 AH, Breda

The Netherlands

Re:           Securities Being Registered under Registration Statement on Form F-3

We have acted as United States counsel to you in connection with your filing of a Registration Statement on Form F-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by argenx SE, a Dutch European public company with limited liability (Societas Europaea or SE) (the “Company”), of any combination of (i) ordinary shares, nominal value of €0.10 per share (the “Ordinary Shares”), of the Company, which may be represented by American Depositary Shares (the “American Depositary Shares”), (ii) debt securities of the Company, which may be either senior debt securities or subordinated debt securities (“Debt Securities”), (iii) warrants or other rights to purchase Ordinary Shares or Debt Securities (“Warrants”), and (iv) units comprised of Ordinary Shares (including those represented by American Depositary Shares), Debt Securities, Warrants and other securities in any combination (“Units”). The Ordinary Shares (including those represented by American Depositary Shares), Debt Securities, Warrants and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Ordinary Shares (including those represented by American Depositary Shares), Warrants and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the law of New York.

argenx SE

July 29, 2021

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

•	with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration to be paid therefor in accordance with the Authorization;

•	with respect to Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

•	with respect to Warrants or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued and (b) the establishment of the terms of such Securities, and the execution and delivery of such Securities, in conformity with any applicable agreement under which such Securities are to be issued and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.            Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

2.            Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

3.            Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

argenx SE

July 29, 2021

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP